Exhibit (h)(42)

AMENDMENT NO. 12
TO ACCOUNTING SERVICES AGREEMENT

THIS AMENDMENT NO. 12 TO ACCOUNTING SERVICES AGREEMENT (this “Amendment”), made this 18th day of December, 2017(the “Amendment Effective Date”), by and between TDAM USA Inc., (f/k/a TD Asset Management USA Inc.) (“Customer”), and SEI Investments Global Funds Services (f/k/a SEI Investments Mutual Fund Services), a Delaware business trust (“SEI”).

WHEREAS, Customer and SEI entered into an Accounting Services Agreement, dated as of the 1st day of September, 2000, as amended by Amendment No. 1, dated as of May 31, 2005; Amendment No. 2, dated as of August 31, 2005; Amendment No. 3, dated as of August 31, 2007; Amendment No. 4, dated as of June 17, 2008; Amendment No. 5 dated as of March 10, 2009; Amendment No. 6, dated as of June 29, 2009; Amendment No. 7, dated as of April 4, 2012, Amendment No. 8, dated as of March 8, 2013, Amendment No. 9, dated as of June 20, 2013, Amendment No. 10, dated as of September 1, 2013 and Amendment No. 11, dated as of September 23, 2014 (the “Agreement”).

WHEREAS, pursuant to the Agreement, among other things, SEI has agreed to provide certain fund accounting and related portfolio accounting services with respect to the Portfolios;

WHEREAS, Customer and SEI desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Name of Agreement. The name of the Agreement is hereby changed to “Administrative and Accounting Services Agreement.”

2.	Article 7 (Term and Termination). Notwithstanding anything to the contrary set forth in the Agreement, the current renewal term of the Agreement shall commence as of the Amendment Effective Date and continue for a period of three years from and after such date in accordance with Article 7 of the Agreement.

3.	Schedule A (Portfolios). Schedule A (Portfolios) is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

4.	Schedule B (Accounting Services _ List of Duties/Responsibilities). Schedule B (Accounting Services _ List of Duties/Responsibilities) is hereby amended to add the services set forth under the headings, “Administration Services” and “Board Meeting Services”, each as set forth in Attachment 2 hereto.

5.	Schedule C (Fund Accounting Fees). Schedule C (Fund Accounting Fees) is hereby deleted in its entirety and replaced as set forth in Attachment 3 hereto.

6.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

7.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

8.	Governing Law. This Amendment shall in all respects be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of law provisions.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

TDAM USA INC.

By:        /s/ Michael Thorfinnson

Name:   Mike Thorfinnson

Title:     CAO

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:        /s/ John Alshefski

Name:   John Alshefski

Title:     SVP

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ATTACHMENT 1

Portfolios

TD Money Market Portfolio (4 classes)

TD U.S. Government Portfolio (2 classes)

TD Municipal Portfolio (2 classes)

TD California Municipal Money Market Portfolio (2 classes)

TD New York Municipal Money Market Portfolio (2 classes)

TD Institutional U.S. Government Fund (3 classes)

TD Institutional Treasury Obligations Money Market Fund (2 classes)

TD Global Low Volatility Equity Fund (2 classes)

TD 5- to 10-Year Corporate Bond Portfolio (1 class)

TD 1- to 5-Year Corporate Bond Portfolio (1 class)

Epoch U.S. Small-Mid Cap Equity Fund (2 classes)

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ATTACHMENT 2

Administration Services

›	Provide Secretary and necessary Assistant Secretaries.

›	Proactively address day-to-day legal or regulatory questions relating to services provided to the Portfolios by SEI.

›	Maintain calendar for corporate filings.

›	Liaise with Fund, corporate and "non-interested" directors' counsel.

›	Assist the Fund with obtaining the execution of contracts and contract amendments, and update them for name changes and other administrative matters, subject to review and approval by Fund counsel.

›	Update the Fund's Code of Ethics for name changes and other matters, as appropriate, subject to review by Fund counsel.

›	Maintain effective communications with Fund counsel and counsel to the "non-interested" directors.

›	Prepare and file annual registration statement updates and conventional supplements, subject to review and approval by Fund counsel and/or Customer. For purposes of the foregoing, “conventional supplements” include the following: portfolio manager changes, changes to fee tables, change in address, change in auditor, change to trustee table and incorporation of new risk disclosure (where such risk disclosure is provided by Customer). Coordinate with relevant service providers and the SEC in order to submit required regulatory filings, which are the responsibility of Customer.

›	If requested and subject always to Fund counsel and/or Customer's review and approval, provide minute excerpts or other relevant data for annual and semi-annual Shareholder Reports (e.g. approval of advisory contract and reports on shareholder voting results).

›	Provide legal assistance for shareholder communications.

Board Meeting Services

›	Prepare Draft/Final Agendas, Notice of Meetings and related memoranda;

›	Prepare and coordinate meetings of the Fund Board and the Audit and Nominating Committees, and any other meetings related to Fund Board activities.

›	Coordinate collection of Meeting Materials;

›	Prepare and distribute Draft/Final Board/ Committee Materials;

›	Coordinate pre-Board/ Committee Meeting Calls;

›	Draft Resolutions;

›	Maintain timeline for regulatory filings and internal approvals

›	Monitor and prepare annual approvals;

›	Maintain Fund Board Meeting calendar;

›	Prepare meeting minutes for quarterly board meetings, special board meetings and committee meetings (subject to additional per meeting fees for meetings in excess of six per year as set forth in Schedule C);

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›	Follow up on matters related to the meetings;

›	Manage eBoardroom and Diligent; and perform such other Board meeting functions as agreed from time to time, including the preparation of cover and explanatory memoranda.

›	Assist Fund Accounting and Fund Administration with the review of and regulatory issues relating to the Annual/Semi-Annual Reports, N-Q, N-SAR, N-CR and N-CSR.

›	Assist Fund Counsel with product design and structure and distribution options.

›	Liase with state securities law filing service provider on behalf of Customer regarding Blue Sky registration of Portfolios, as applicable.

›	Subject to review and approval by Fund counsel and/or Customer, upon receipt of fidelity bond, or amendments thereto from Customer to the Fund, file fidelity bonds with the SEC as required under Rule 17g-1, to the extent such bonds are approved by the Board.

›	Coordinate with corporation counsel in Maryland in respect of the Fund's Articles of Incorporation and By-Laws ;)

›	Maintain Fund records (agreements, procedures, minutes, board and meeting materials, original documents, Articles of Incorporation, and By-laws of the Fund). Update for name changes and other administrative matters, as appropriate, subject to review by counsel to the Fund and the Fund's Chief Compliance Officer. Maintain Fund-related plans, policies and procedures or amendments thereto for existing Portfolios.

›	Subject to review and final approval by Fund counsel and/or Customer, provide general consultation on matters relating to Fund operations, mergers, acquisitions and other potential business changes.

›	Manage shareholders meetings and assist with drafting proxies. Organize, attend and keep minutes of such shareholder meetings. Work with Transfer Agent or engage proxy solicitation service provider on behalf of Customer to manage proxy solicitations and vote tabulation.

›	Assist with Proxy/Solicitation Documents.

None of the services provided pursuant to this Agreement are related to the distribution of Fund shares.

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ATTACHMENT 3

Fees

The following fees are due and payable monthly to SEI pursuant to Article 4 of the Agreement. Customer will be charged the greater of the Annual Asset Based Fee or the Annual Minimum Fee, in each case calculated in the manner set forth below and in accordance with Article 4.

Annual Asset Based Fee:

1.70 basis points on the first $5 billion of aggregate assets

1.45 basis points on the next $5 billion of aggregate assets

0.70 basis points on aggregate assets exceeding $10 billion

Annual Minimum Fees:

Annual Fund Complex Minimum                                   $1,465,000

The foregoing Annual Fund Complex Minimum shall be increased or decreased, as applicable, without the need for further amendment to this Agreement upon the closure of an existing fund or the mutual agreement of the parties to add an additional fund (in each case, using the below fee matrix with reference to the characteristics of the applicable fund):

Money Market	$70,000
Domestic Equity/Bond	$75,000
Global Equity/Bond	$90,000
Derivative	$105,000

Annual Per Class Fee                                   $15,000

The foregoing Annual Per Class Fee shall be assessed with respect to each share class in excess of the initial class with respect to a given Portfolio.

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